The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155411

Subject to Completion. Dated August 17, 2010

PROSPECTUS SUPPLEMENT

(To prospectus dated December 1, 2008)

           Shares

CEDAR SHOPPING CENTERS, INC.

8 7/8% Series A Cumulative Redeemable Preferred Stock
(Liquidation Preference $25 Per Share)

We are offering           shares of our 8 7/8% Series A Cumulative Redeemable Preferred Stock. The Series A Preferred Stock offered by this prospectus supplement are a further issuance of, will form a single series with, and will have the same terms as, our outstanding 8 7/8% Series A Cumulative Redeemable Preferred Stock issued in July 2004 and March 2005. There are presently outstanding an aggregate of 3,550,000 shares of our Series A Preferred Stock.

Distributions on the Series A Preferred Stock are payable quarterly at the rate of 8 7/8% of the liquidation preference per annum, or $2.21875 per share of Series A Preferred Stock per annum. The next quarterly distribution payment on the Series A Preferred Stock is scheduled for August 20, 2010 to holders of record of shares of Series A Preferred Stock at the close of business on August 10, 2010. Since the record date has passed, purchasers of shares of Series A Preferred Stock in this offering will not be entitled to receive that distribution payment.

Shares of the Series A Preferred Stock are redeemable at $25.00 each, plus any accrued and unpaid distributions to the date of redemption. The Series A Preferred Stock has no maturity date and will remain outstanding indefinitely unless redeemed.

Our Series A Preferred Stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CDR PrA”. The last reported sale price for the Series A Preferred Stock on the NYSE on August 16, 2010 was $25.60 per share.

Investing in the Series A Preferred Stock involves risks that are described in the “Risk Factors” sections beginning on page S-5 of this prospectus supplement and page 3 of the accompanying prospectus, as well as in the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

To the extent that the underwriter sells more than           shares of Series A Preferred Stock, the underwriter has the option to purchase up to an additional           shares of Series A Preferred Stock from us at the initial price to public less the underwriting discount.

The underwriter expects to deliver the shares of Series A Preferred Stock against payment in New York, New York on August   , 2010.

Goldman, Sachs & Co.

Prospectus Supplement dated August   , 2010

i

In this prospectus supplement, the terms “we”, “us” and “our” include Cedar Shopping Centers, Inc., Cedar Shopping Centers Partnership, L.P. and their consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or the SEC. We have not, and the underwriter has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

SUMMARY

The following summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding whether to invest in shares of our Series A Preferred Stock.

The Company

We were organized in 1984 and elected to be taxed as a real estate investment trust, or REIT, in 1986. We are a fully integrated, self-administered and self-managed REIT that focuses primarily on the ownership, operation, development and redevelopment of “bread and butter” centers®, consisting mainly of supermarket-anchored shopping centers predominately in coastal mid-Atlantic and New England states. As of June 30, 2010, we owned and managed (both wholly-owned and in joint venture) a portfolio of 118 operating properties totaling approximately 13.0 million square feet of gross leasable area, or GLA, including 93 wholly-owned properties comprising approximately 9.4 million square feet, 13 properties owned in joint venture (consolidated) comprising approximately 1.7 million square feet, eight properties partially-owned in a managed unconsolidated joint venture comprising approximately 1.3 million square feet, and four ground-up development properties comprising approximately 0.6 million square feet. Excluding the four ground-up development properties, the 114 property portfolio was approximately 90% leased at June 30, 2010.

We conduct substantially all of our business through Cedar Shopping Centers Partnership, L.P., or our operating partnership, which owns (either directly or through subsidiaries) substantially all of our assets. At June 30, 2010, we owned a 97.1% economic interest in, and are the sole general partner of, our operating partnership.

Our principal executive offices are located at 44 South Bayles Avenue, Port Washington, NY 11050, our telephone number is (516) 767-6492 and our website address is www.cedarshoppingcenters.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated into this prospectus supplement or the accompanying prospectus by reference.

Recent Developments

Joint Venture Acquisition of Exeter Commons

On August 3, 2010, our joint venture, or our RioCan joint venture, with RioCan Real Estate Investment Trust, or RioCan, in which we have a 20% interest and RioCan has an 80% interest, acquired the Exeter Commons shopping center in Exeter Township, Pennsylvania (approximately 40 miles west of Philadelphia), an approximately 361,000 square foot multi-anchored shopping center completed in 2009. Exeter Commons is anchored by a 171,000 square foot Lowe’s Home Improvement Center and an 82,000 square foot Giant Food Stores supermarket, both with leases extending to 2029, exclusive of renewal options. Other tenants include Staples, Petco, Famous Footwear, Five Below and Sleepy’s. The property is shadow-anchored by a one year old Target store. The purchase price, excluding closing costs and adjustments, was approximately $53 million. The purchase price was funded in part by a $30 million loan from New York Life Insurance Company at 5.3% for a term of ten years.

Additional Joint Venture Transactions

On August 13, 2010, we entered into a definitive agreement to acquire five anchored shopping centers from Pennsylvania Real Estate Investment Trust, or PREIT, for approximately $134 million, which we intend to assign to our RioCan joint venture. The acquisition of these five properties is subject to the satisfaction of customary closing conditions. The purchase of an additional property from PREIT for our RioCan joint venture is subject to the satisfaction of certain closing conditions, including the consent and agreement of a third-party joint venture partner of PREIT. We have also agreed to purchase from PREIT a seventh property which we anticipate will be owned by us and RioCan on a 50-50 basis (through a separate joint venture arrangement), with the expectation that we and RioCan will eventually redevelop this property. The contract for the purchase of this property is also subject to the consent and agreement of a third-party joint venture partner of PREIT and the satisfaction of certain other closing conditions. The aggregate purchase price for all seven properties would be approximately $200 million, exclusive of closing costs and adjustments. Certain “earn-out” arrangements for the lease-up of certain vacant premises during the two years after the closing of these acquisitions could potentially result in a further increase of the aggregate purchase price.

We expect to obtain fixed-rate long-term mortgage financing at approximately 50-60% loan-to-value on six of these seven properties. The closings for six of these properties are expected to occur by the end of 2010. However, there can be no assurance that any of these acquisitions will be consummated. PREIT will continue to provide certain property management and leasing services for the properties for a three-year period, terminable by the parties after twelve months. We will retain overall asset and financial management responsibilities for these properties.

On August 5, 2010, an agreement by us, on behalf of our RioCan joint venture, to acquire an approximately 120,000 square foot supermarket-anchored shopping center located in eastern Connecticut that was completed in 2006 and which will be unencumbered at closing, became non-cancelable. The purchase price for the property will be approximately $19.2 million, excluding costs and adjustments.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series A Preferred Stock, see “Description of the Series A Preferred Stock” in this prospectus supplement and “Description of Preferred Stock” in the accompanying prospectus.

Issuer	Cedar Shopping Centers, Inc.

Securities Offered	shares of 8 7/8% Series A Cumulative Redeemable Preferred Stock (or shares if the underwriter’s option to purchase additional shares is exercised in full).

Distributions	Investors will be entitled to receive cumulative cash distributions on the Series A Preferred Stock at a rate of 8 7/8% per annum of the $25.00 per share liquidation preference (equivalent to $2.21875 per annum per share). Distributions on the Series A Preferred Stock are payable quarterly in arrears on the 20th day of each February, May, August and November or, if not a business day, the next business day. The next quarterly distribution payment on the Series A Preferred Stock of $.5546875 per share is scheduled for August 20, 2010 to holders of record of shares of Series A Preferred Stock at the close of business on August 10, 2010. Since the record date has passed, purchasers of shares of Series A Preferred Stock in this offering will not be entitled to receive that distribution payment.

Optional Redemption	We may, at our option, redeem the Series A Preferred Stock, in whole or from time to time in part, by payment of $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption. Any partial redemption of the Series A Preferred Stock will be on a pro rata basis.

No Maturity	The Series A Preferred Stock has no maturity date and we are not required to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem it. We are not required to set aside funds to redeem the Series A Preferred Stock.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive the sum of (a) $25.00 per share and (b) accrued and unpaid distributions (whether or not declared) to the date of payment, before any payments are made to the holders of our common stock and any other series of our preferred stock that we may issue ranking junior to the Series A Preferred Stock as to liquidation rights. The rights of the holders of the Series A Preferred Stock to receive their liquidation distribution will be subject to the proportionate rights of each other series or class of our preferred stock ranking on parity with the Series A Preferred Stock that we may issue.

Ranking	The Series A Preferred Stock ranks senior to our common stock with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up. The Series A Preferred Stock offered hereby will rank equally and form a single series with our outstanding 8 7/8% Series A Cumulative Redeemable Preferred Stock.

Voting Rights	Holders of any series of our preferred stock, including the Series A Preferred Stock, generally have no voting rights; however, if we do not pay distributions on our Series A Preferred Stock for six or more consecutive quarterly periods, the holders of the Series A Preferred Stock, voting together with the holders of any other series of our preferred stock which has similar voting rights, will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay all distributions which we owe on our preferred stock. In addition, the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock is required for us to authorize, create or increase capital shares ranking senior to the Series A Preferred Stock or to amend our Articles of Incorporation in a manner that materially and adversely affects the rights of the holders of the Series A Preferred Stock.

Listing	Our Series A Preferred Stock is listed on the NYSE under the symbol “CDR PrA”.

Restrictions on Ownership and Transfer	Our Articles of Incorporation provide that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code of 1986, as amended, or the Code, more than 9.9% of the outstanding shares of our common stock. The Articles Supplementary relating to the Series A Preferred Stock, or the Articles Supplementary, provide that the 9.9% ownership limitation applies to ownership of our Series A

Preferred Stock as a separate class. Our board of directors, in its sole discretion, is able to waive the 9.9% ownership limit under certain circumstances.

We may prevent any proposed transfer of our capital shares, including the Series A Preferred Stock, which would jeopardize our status as a REIT and may repurchase any shares necessary to maintain our REIT status. We have the right to purchase any shares, including the Series A Preferred Stock, or refuse to transfer or issue shares to a person whose acquisition of shares would result in ownership in excess of the 9.9% limit. Any transfer of shares that would result in our disqualification as a REIT or in a person exceeding this ownership limit which is not waived by us is deemed void.

Conversion	The Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

Use of Proceeds	We estimate that our net proceeds from this offering, after expenses, will be approximately $ million (or approximately $ million if the underwriter’s option to purchase additional shares is exercised in full). We will contribute the net proceeds from this offering to our operating partnership in exchange for preferred units of limited partner interest in our operating partnership that have substantially identical economic terms as the Series A Preferred Stock.

Our operating partnership presently intends to use all the net proceeds from this offering to repay amounts outstanding on our secured revolving stabilized property credit facility. After repayment, we expect to borrow from time to time under this facility to provide funds for the acquisition of additional properties, including our share of the purchase price of the joint venture acquisitions described above under “ — Recent Developments”, redevelopment or development of existing or new properties and for general working capital and other corporate purposes.

RISK FACTORS

An investment in our Series A Preferred Stock involves a number of risks. Before making an investment decision to purchase our Series A Preferred Stock, you should carefully consider all of the risks described below, the risks described under “Risk Factors” beginning on page 3 of the accompanying prospectus and the risks described in the reports we file with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or Securities Exchange Act of 1934, incorporated by reference herein, as well as the other information contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the value of our Series A Preferred Stock could decline significantly and you may lose all or part of your investment.

Listing on the NYSE does not guarantee a market for our Series A Preferred Stock.

Although the Series A Preferred Stock is listed on the NYSE, an active and liquid trading market to sell the Series A Preferred Stock may not be sustained or developed. The trading market for the existing Series A Preferred Stock is not liquid and there can be no assurance that this issuance of additional shares of Series A Preferred Stock will increase that liquidity. Since the Series A Preferred Stock has no maturity date, investors seeking liquidity may be limited to selling their shares of Series A Preferred Stock in the secondary market. If an active trading market is not developed, the market price and liquidity of the Series A Preferred Stock may be adversely affected. Even if an active public market does develop, we cannot guarantee that the market price for the Series A Preferred Stock will equal or exceed the price you pay for your shares.

The trading price of our Series A Preferred Stock may depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	our history of paying dividends on the Series A Preferred Stock;

•	additional issuances of other series or classes of preferred stock;

•	general economic and market conditions; and

•	our financial condition, performance and prospects.

Because the shares of Series A Preferred Stock carry a fixed dividend rate, their value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes.

The Series A Preferred Stock is subordinated to existing and future debt.

As of June 30, 2010, our total indebtedness was approximately $860.8 million, and we may incur additional debt to acquire additional properties, redevelop or develop existing or new properties or for other corporate purposes. Substantially all of our properties serve as collateral for our indebtedness. Payment of amounts due on our Series A Preferred Stock will be subordinated to all of our existing and future debt and will be structurally subordinated to the payment of dividends on preferred stock, if any, issued by subsidiaries of our operating partnership. In addition, we may issue additional Series A Preferred Stock and/or shares of another class or series of preferred stock ranking on a parity with the Series A Preferred Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up. These factors may affect the trading price of the Series A Preferred Stock.

The Series A Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of our Series A Preferred Stock. In addition, we may elect in the future to obtain a rating of our Series A Preferred Stock, which could adversely impact the market price of our Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of our Series A Preferred Stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discount and other offering expenses, will be approximately $      million (or approximately $      million if the underwriter’s option to purchase additional shares is exercised in full). We will contribute the net proceeds from this offering to our operating partnership in exchange for preferred units of limited partner interest in our operating partnership that have substantially identical economic terms as the Series A Preferred Stock. Our operating partnership presently intends to use all the net proceeds from this offering to repay amounts outstanding under our secured revolving stabilized property credit facility. We have a $285 million secured revolving stabilized property credit facility with Bank of America, N.A. (as agent) and several other banks, pursuant to which we have pledged certain of our shopping center properties as collateral for borrowings thereunder. This facility, as amended, has a maturity date of January 30, 2012, with a one-year extension at our option, subject to continued compliance with loan covenants. This facility has an accordion feature permitting expansion to $400 million, subject to collateral and lending commitments. Borrowings outstanding under this facility aggregated approximately $81.8 million at June 30, 2010, and such borrowings bore interest at a rate of 5.5% per annum. Borrowings under this facility bear interest at LIBOR, plus 350 basis points (“bps”), with a 200 bps LIBOR floor. This facility also requires an unused portion fee of 50 bps. This facility has been used to fund acquisitions, development and redevelopment activities, capital expenditures, mortgage repayments, dividend distributions, working capital and other general corporate purposes. After repayment, we expect to borrow from time to time under this facility to provide funds for the acquisition of additional properties, including our share of the purchase price of the joint venture acquisitions described above under “Summary — Recent Developments”, redevelopment or development of existing or new properties and for general working capital and other corporate purposes.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown.

	Six Months
	Ended
	June 30,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of earnings to combined fixed charges and preferred stock dividend requirements(1)	0.79x	0.54x	1.08x	1.22x	1.09x	1.13x

(1)	For the purpose of calculating the ratio of earnings to fixed charges and preferred stock dividend requirements, “earnings” consist of income from continuing operations before income taxes plus

“fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness related to continuing operations.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

This description of the Series A Preferred Stock supplements the description of the general terms and provisions of our preferred stock in the accompanying prospectus and to the extent inconsistent herewith, the description of the Series A Preferred Stock contained herein supersedes the description therein. You should consult that general description for further information.

The summary is not complete and is qualified in its entirety by reference to our Articles of Incorporation and the Articles Supplementary, as amended or supplemented, which are available from us.

General

We are currently authorized to issue up to 12,500,000 shares of preferred stock in one or more series. Each series of our preferred stock will have the designations, powers, preferences, rights, qualifications, limitations or restrictions as Maryland law and our Articles of Incorporation permit and our board of directors determines by adoption of applicable articles supplementary to our Articles of Incorporation. Prior to this offering, 3,550,000 shares of our preferred stock are issued and outstanding.

Prior to completing this offering, we will file the Articles Supplementary to increase the number of authorized shares of Series A Preferred Stock from 3,550,000 shares to           shares. You may obtain a complete copy of the Articles Supplementary by contacting us or from the SEC as described under “Where You Can Find More Information”. Our board of directors may authorize the issuance of additional shares of Series A Preferred Stock from time to time.

The transfer agent, registrar and distribution disbursing agent for the Series A Preferred Stock is American Stock Transfer & Trust Company LLC.

Our Series A Preferred Stock is listed on the NYSE under the symbol “CDR PrA”.

Distributions

Holders of the Series A Preferred Stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 8 7/8% of the liquidation preference per annum. Distributions on the Series A Preferred Stock are cumulative, payable quarterly in arrears on the 20th day of each February, May, August and November or, if not a business day, the next business day. The next quarterly distribution payment on the Series A Preferred Stock of $.5546875 per share is scheduled for August 20, 2010 to holders of record of shares of Series A Preferred Stock at the close of business on August 10, 2010. Since the record date has passed, purchasers of shares of Series A Preferred Stock in this offering will not be entitled to receive that distribution payment. Distributions payable on the Series A Preferred Stock for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our stock transfer books at the close of business on the applicable record date designated by our board of directors for the payment of distributions that is not more than 60 nor less than 10 days prior to the distribution payment date.

We will not authorize or pay any distributions on the Series A Preferred Stock or set aside funds for the payment of distributions if restricted or prohibited by law, or if the terms of any of our agreements, including agreements relating to our indebtedness or our other series of preferred shares, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement. We are, and may in the future become, a party to agreements which restrict or prevent the payment of distributions on, or the purchase or redemption of, shares. These restrictions may include indirect covenants which require us to maintain specified levels of net worth or assets. We do not believe that these restrictions currently have any adverse impact on our ability to pay distributions on the Series A Preferred Stock.

Notwithstanding the foregoing, distributions on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are declared by the board of directors. Accrued but unpaid distributions on the Series A Preferred Stock will not bear interest, and holders of the Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on the Series A Preferred Stock, including any capital gain distributions, will be credited first to the earliest accrued and unpaid distribution due.

We will not declare or pay any distributions (other than distributions in kind on our common stock or other shares that rank junior to the Series A Preferred Stock), or set aside any funds for the payment of distributions, on common stock or other shares that rank junior to or on a parity with the Series A Preferred Stock, or redeem or otherwise acquire common stock or other shares that rank junior to or on a parity with the Series A Preferred Stock (except by conversion into or exchange for common stock or other shares ranking junior to the Series A Preferred Stock), unless we also have declared and either paid or set aside for payment the full cumulative distributions on the Series A Preferred Stock, for the current and all past distribution periods (other than pro rata distributions on preferred stock ranking on a parity as to distributions with the Series A Preferred Stock). This restriction will not limit our redemption or other acquisition of shares for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our Articles of Incorporation or for the purpose of preserving our status as a REIT.

We will not authorize the full cumulative distributions on any shares of preferred stock unless we have authorized those distributions as are accrued on all of our outstanding shares of preferred stock which are of parity series. If we do not declare and either pay or set aside for payment the full cumulative distributions on the Series A Preferred Stock and all shares that rank on a parity with the Series A Preferred Stock, the amount which we have declared will be allocated pro rata to the Series A Preferred Stock and to each parity series of stock, so that the amount declared for each share of Series A Preferred Stock and for each share of each parity series is proportionate to the accrued and unpaid distributions on those shares.

Redemption

We may redeem the Series A Preferred Stock at our option upon not less than 30 nor more than 60 days written notice, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus all accrued and unpaid distributions through the date fixed for redemption.

We may give notice of redemption by mail to each holder of record of Series A Preferred Stock at the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any share of Series A Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series A Preferred Stock to be redeemed;

•	the place where the certificates for the Series A Preferred Stock are to be surrendered for payment; and

•	that distributions on the shares to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the shares of Series A Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series A Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose. Unless the full cumulative distributions on all shares of Series A Preferred Stock have been paid or set aside we generally may not redeem any Series A Preferred Stock unless we redeem all of the Series A Preferred Stock, or purchase or otherwise acquire any shares of Series A Preferred Stock or other equity securities ranking junior to or on a parity with the Series A Preferred Stock (except by conversion into or exchange for common stock or other shares ranking junior to the Series A Preferred Stock). This restriction will not limit our redemption or purchase of preferred stock for the purpose of enforcing restrictions upon ownership and transfer of our equity securities contained in our Articles of Incorporation, for the purpose of preserving our status as a REIT or pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock called for redemption, then, from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer outstanding, no further distributions will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions through the redemption date.

The holders of shares of Series A Preferred Stock at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Stock to be redeemed.

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “— Restrictions on Ownership and Transfer” below.

Subject to applicable law, we may purchase Series A Preferred Stock in the open market, by tender or by private agreement. Any Series A Preferred Stock that we reacquire will be returned to the status of authorized but unissued Series A Preferred Stock, unless determined otherwise by our board of directors.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series A Preferred Stock are entitled to be paid out of our assets that are legally available for distribution to our stockholders the sum of (a) the liquidation preference of $25.00 per share and (b) an amount equal to any accrued and unpaid distributions (whether or not declared) to the date of payment, before any distribution of assets is made to holders of our common stock or any equity securities that we may issue that rank junior to the Series A Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, shall not be deemed to constitute our liquidation, dissolution or winding up.

Ranking

The Series A Preferred Stock will rank senior to our common stock and to any other of our equity securities that by their terms rank junior to the Series A Preferred Stock with respect to payments of distributions or rights upon our liquidation, dissolution or winding up. The Series A Preferred Stock will rank on a parity with any other equity securities that we may later authorize or issue and that by their terms are on a parity with the Series A Preferred Stock. The Series A Preferred Stock will rank junior to any equity securities that we may later authorize or issue and that by their terms rank senior to the Series A Preferred Stock. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes. The Series A Preferred Stock offered hereby will rank equally and form a single series with our outstanding 8 7/8% Series A Cumulative Redeemable Preferred Stock.

Voting Rights

Holders of Series A Preferred Stock will have no voting rights, except as follows:

•	If distributions on our preferred stock are due for six or more consecutive quarterly periods and remain unpaid, holders of the Series A Preferred Stock, voting together with all other equity securities which have similar voting rights, will be entitled to vote for the election of two additional directors to serve on our board of directors until all distribution arrearages have been paid.

•	In addition, the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock is required for us to authorize, create or increase our capital shares ranking senior to the outstanding Series A Preferred Stock or to amend our Articles of Incorporation, including the Articles Supplementary, in a manner that may materially and adversely affect the rights of the holders of the Series A Preferred Stock.

In any matter in which the holders of the Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote. If the holders of the Series A Preferred Stock and another series of preferred stock are entitled to vote together as a single class on any matter, the Series A Preferred Stock and the shares of the other series will have one vote for each $25.00 of liquidation preference.

Restrictions on Ownership and Transfer

The Articles Supplementary provide that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% of the outstanding shares of Series A Preferred Stock.

Our board of directors may (i) elect to purchase any shares owned by a person or group of affiliated persons in excess of the ownership limitations or (ii) refuse to transfer or issue shares to a person if an acquisition of shares by such person or group would result in such person or group exceeding these ownership limits.

We may prevent any proposed transfer of our capital shares, including the Series A Preferred Stock, which would jeopardize our status as a REIT and may repurchase or redeem any shares necessary to maintain our REIT status.

Any transfer of shares that would result in a person or group exceeding ownership limits or result in our disqualification as a REIT is deemed void as of the date of such transfer and would be subject to excess share provisions set forth in our Articles of Incorporation.

Our board of directors has the right to waive ownership limitations and excess share provisions of our Articles of Incorporation and the Articles Supplementary.

Conversion Rights

The Series A Preferred Stock is not convertible into, or exchangeable for, any property or other securities.

FEDERAL INCOME TAX CONSIDERATIONS

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE UNITED STATES TREASURY DEPARTMENT, WE INFORM YOU THAT (A) ANY TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAX PENALTIES UNDER THE CODE, (B) THE ADVICE IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) EACH INVESTOR OR POTENTIAL INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions and broker dealers, subject to special treatment under the federal income tax laws). In addition, this discussion does not address the tax consequences applicable to stockholders that are not “U.S. holders”. For this purpose, a “U.S. holder” is a holder of our Series A Preferred Stock that, for federal income tax purposes, is: (i) a citizen or resident of the United States; (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia; (iii) an estate whose income is subject to federal income taxation regardless of its source; or (iv) any trust if (a) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person. If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our Series A Preferred Stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Series A Preferred Stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our Series A Preferred Stock by the partnership.

EACH PROSPECTIVE PURCHASER SHOULD CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SERIES A PREFERRED STOCK AND OF THE COMPANY’S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS, SOME OF WHICH MAY APPLY RETROACTIVELY.

Taxation of the Company

We have elected to be taxed as a REIT, commencing with the taxable year ended December 31, 1986. We believe that we have operated in such a manner as to qualify for taxation as a REIT, and intend to continue to operate in such a manner.

At the closing of this offering we expect to receive an opinion of Stroock & Stroock & Lavan LLP to the effect that we are organized in conformity with the requirements for qualification as a REIT under the Code, and that our method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Stroock & Stroock & Lavan LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our organization, income, assets, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Stroock & Stroock & Lavan LLP or us that we will so qualify for any particular year. The opinion is expressed as of the date issued, and does not cover subsequent periods. Counsel will have no obligation to advise us or the holders of the Series A Preferred Stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, or the IRS, or the courts, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions or that a court would not sustain such a challenge.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Stroock & Stroock & Lavan LLP. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by Stroock & Stroock & Lavan LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of U.S. Holders on Distributions in Respect of Series A Preferred Stock

Distributions on the Series A Preferred Stock, including the distribution payable in November 2010, generally will be includable in your income as dividends to the extent the distributions do not exceed our allocable current or accumulated earnings and profits, with a portion of these dividends possibly treated as capital gain dividends as explained below, but with no portion of these dividends eligible for either the dividends received deduction for corporate stockholders or, except in limited circumstances, the 15% maximum rate applicable to dividends received by non-corporate taxpayers. As a result, except as discussed below regarding capital gain dividends, our ordinary dividends will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35.0%.

Distributions in excess of our allocable current or accumulated earnings and profits generally will be treated for federal income tax purposes as a return of capital to the extent of your basis in the Series A Preferred Stock, which will be reduced by this distribution, and thereafter, as gain from the sale or exchange of the Series A Preferred Stock. In determining the extent to which a distribution on the Series A Preferred Stock constitutes a dividend for federal income tax purposes, our current or accumulated earnings and profits will generally be allocated first to distributions with respect to the Series A Preferred Stock along with any other class of preferred stock we have outstanding, and thereafter to distributions with respect to our common stock.

If for any taxable year we elect to designate as “capital gain dividends”, as defined in Section 857 of the Code, any portion of the dividends paid for the year to holders of all classes of our shares, then the portion of dividends designated as capital gain dividends that will be allocable to the Series A Preferred Stock will be equal to the total capital gain dividends multiplied by a fraction, the numerator of which will be the total dividends paid on the Series A Preferred Stock for that taxable year, and the denominator of which shall be the total dividends paid on all classes of our shares (including the Series A Preferred Stock) for that taxable year. A U.S. holder generally will take into account distributions that we designate as capital gain dividends as long term capital gain without regard to the period for which the U.S. holder has held our capital shares. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

For taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as our capital shares, subject to certain exceptions. Our dividends and any gain from the disposition of our capital shares generally will be the type of gain that is subject to the Medicare tax.

Taxation of U.S. Holders on Redemption of Series A Preferred Stock

A redemption of your Series A Preferred Stock will be treated under Section 302 of the Code as a distribution and hence taxable as a dividend to the extent of our current or accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (1) is “substantially disproportionate” with respect to your ownership in us, (2) results in a “complete termination” of your common and preferred stock interest in us, or (3) is “not essentially equivalent to a dividend” with respect to you, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, you must generally take into account our common and preferred stock considered to be owned by you by reason of constructive ownership rules set forth in the Code, as well as our common and preferred stock actually owned by you. If you actually or constructively own none or a small percentage of our common stock, a redemption of your Series A Preferred Stock is likely to qualify for sale or exchange treatment because the redemption would not be “essentially equivalent to a dividend” as defined by the Code. However, because the determination as to whether you will satisfy any of the tests of Section 302(b) of the Code depends upon the facts and circumstances at the time that your Series A Preferred Stock is redeemed, you are advised to consult your own tax advisor to determine your particular tax treatment.

Under Section 305 of the Code, preferred stock that may be redeemed at a price higher than its issue price may have this “redemption premium” treated as a constructive distribution. Under applicable Treasury Regulations, constructive dividend treatment is required in the case of callable preferred stock only if, based on all of the facts and circumstances as of the issue date, redemption pursuant to this call right is more likely than not to occur. Even if this redemption is more likely than not to occur, constructive dividend treatment is not required if the redemption premium is solely in the nature of a penalty for premature redemption; i.e., it is a premium paid as a result of changes in economic conditions over which neither we nor you have control. The Treasury Regulations also provide a safe harbor pursuant to which an issuer’s right to redeem will not be treated as more likely than not to occur. While there can be no assurance in this regard, we believe that constructive dividend treatment of the redemption premium on the Series A Preferred Stock which results from accrued but unpaid distributions, if any, should not be required.

Taxation of U.S. Holders on Disposition of Series A Preferred Stock

If you sell your Series A Preferred Stock, you will recognize gain or loss in an amount equal to the difference between the amount you receive in exchange for the Series A Preferred Stock and your basis in the Series A Preferred Stock sold. Any such gain or loss generally will be long-term capital gain or loss if you have held the Series A Preferred Stock for more than one year.

Capital Gains and Losses

The highest marginal individual income tax rate currently is 35% (which rate will apply for the period through December 31, 2010). The maximum tax rate on long term capital gain applicable to U.S. holders taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010 (and 20% thereafter). The maximum tax rate on long term capital gain from the sale or exchange of “section 1250 property”, or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property”. With respect to distributions that we designate as capital gain dividends, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 15% (20% after December 31, 2010) or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Withholding

We will report to U.S. holders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions unless such holder:

•	is a corporation (for payments before January 1, 2012) or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. U.S. holders that hold their Series A Preferred Stock through foreign accounts or intermediaries will be subject to U.S. withholding tax at a rate of 30% on dividends and proceeds of sale of our Series A Preferred Stock paid after December 31, 2012 if certain disclosure requirements related to U.S. accounts are not satisfied. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their non-foreign status to us.

State, Local and Foreign Taxes

We and/or our stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we or a stockholder transacts business, owns property or resides. We own properties located in numerous jurisdictions and are required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their tax advisors regarding the effect of state, local and foreign income and other tax laws upon an investment in our Series A Preferred Stock.

UNDERWRITING

We and Goldman, Sachs & Co., or the underwriter, have entered into an underwriting agreement with respect to the shares of Series A Preferred Stock being offered. Subject to certain conditions, the underwriter has agreed to purchase all of the          shares of Series A Preferred Stock offered hereby.

The underwriter is committed to take and pay for all of the shares of Series A Preferred Stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriter is offering the Series A Preferred Stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the Series A Preferred Stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

If the underwriter sells more shares of Series A Preferred Stock than the           shares set forth above, the underwriter has an option to buy up to an additional           shares of Series A Preferred Stock from us to cover such sales. The underwriter may exercise that option for 30 days.

The following table shows the per share and total underwriting discount to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase           additional shares of Series A Preferred Stock.

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Shares of Series A Preferred Stock sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares of Series A Preferred Stock sold by the underwriter to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares of Series A Preferred Stock are not sold at the initial public offering price, the underwriter may change the offering price and the other selling terms.

We have agreed with the underwriter not to offer, sell, contract to sell or otherwise dispose of any of our preferred stock or securities convertible into or exchangeable for preferred stock during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of the underwriter.

In connection with this offering, the underwriter may purchase and sell shares of Series A Preferred Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriter of a greater number of shares of Series A Preferred Stock than it is required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of Series A Preferred Stock from us in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares of Series A Preferred Stock or purchasing shares of Series A Preferred Stock in the open market. In determining the source of shares of Series A Preferred Stock to close out the covered short position, the underwriter will consider, among other things, the price of shares of Series A Preferred Stock available for purchase in the open market as compared to the price at which it may purchase additional shares of Series A Preferred Stock pursuant to the option granted to it. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares of Series A Preferred Stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Series A Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Series A Preferred Stock made by the underwriter in the open market prior to the completion of this offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the Series A Preferred Stock, and may stabilize, maintain or otherwise affect the market price of the Series A Preferred Stock. As a result, the price of the Series A Preferred Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $          .

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. The underwriter acted as our exclusive financial advisor in connection with the establishment of our RioCan joint venture and related property acquisitions in October 2009, for which it received, and may in the future receive, certain customary, negotiated fees. In addition, we currently anticipate that the underwriter will provide the financing that we anticipate obtaining on the six properties expected to be acquired by our RioCan joint venture from PREIT, as described above under “Summary — Recent Developments — Additional Joint Venture Transactions”.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of customers, and such investment and securities activities may involve our securities and/or instruments. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect to deliver the shares of Series A Preferred Stock against payment therefor on August   , 2010, which will be the fifth business day following the date hereof. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares of Series A Preferred Stock on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the shares initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own adviser.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares of Series A Preferred Stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of Series A Preferred Stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of Series A Preferred Stock to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of Series A Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of Series A Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of Series A Preferred Stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the shares of Series A Preferred Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of Series A Preferred Stock in, from or otherwise involving the United Kingdom.

Hong Kong

The shares of Series A Preferred Stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of Series A Preferred Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of Series A Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Series A Preferred Stock may not be circulated or distributed, nor may the shares of Series A Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Series A Preferred Stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares of Series A Preferred Stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares of Series A Preferred Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any shares of Series A Preferred Stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Stroock & Stroock & Lavan LLP of New York, New York and for the underwriter by Sidley Austin llp, New York, New York.

EXPERTS

The consolidated financial statements of Cedar Shopping Centers, Inc. appearing in Cedar Shopping Centers, Inc.’s Amended Annual Report (Form 10-K/A) for the year ended December 31, 2009, including the schedule appearing therein, and the effectiveness of Cedar Shopping Centers, Inc.’s internal control over financial reporting as of December 31, 2009 appearing in Cedar Shopping Centers, Inc.’s Annual Report (Form 10-K) as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the year ended December 31, 2009, as amended by Form 10-K/A;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	Current Reports on Form 8-K filed on February 9, 2010, June 3, 2010 and June 16, 2010; and

•	Definitive proxy statement dated April 26, 2010.

We also incorporate by reference each of the following documents that we file with the SEC after the date of this prospectus supplement but before the end of this offering:

•	Reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;

•	Definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders’ meeting; and

•	Any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

You may request copies of the filings, at no cost, by telephone at (516) 767-6492 or by mail at: Cedar Shopping Centers, Inc., 44 South Bayles Avenue, Port Washington, New York 11050, Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any material that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC’s website at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express our beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of our control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in our market areas in particular; the financial viability of our tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and/or vacating the premises); the continuing availability of acquisition, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of our properties if offered for sale; the ability of our joint venture partners to fund their respective shares of property acquisitions, tenant improvements and capital expenditures; changes in interest rates; the fact that returns from acquisition, development and redevelopment activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, costs overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations relating thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration or termination of current leases and incur applicable required replacement costs; and the financial flexibility of ourselves and our joint venture partners to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures. For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, please see the discussion under “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and the other information contained in our publicly available filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009. We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS
$1,000,000,000
CEDAR SHOPPING CENTERS, INC.
Common Stock, Preferred Stock, Depositary Shares, Warrants,
Stock Purchase Contracts and Units

Cedar may offer and issue from time to time up to $1,000,000,000 of:

•	shares of common stock;

•	shares of preferred stock;

•	shares of preferred stock represented by depositary shares;

•	warrants;

•	stock purchase contracts; and

•	units.

Cedar’s common stock is traded on the New York Stock Exchange under the symbol “CDR.”

The securities to be offered by us will be in amounts, at prices and on terms to be determined at the time of offering.

When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and the terms of that series of securities. Such terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust for federal income tax purposes.

Where necessary, the applicable prospectus supplement will contain information about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

Investing in our securities involves certain risks.  See “Risk Factors” beginning at page 3 of this Prospectus for a description of certain factors that you should consider prior to purchasing the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this Offering. Any representation to the contrary is unlawful.

The date of this Prospectus is December 1, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. We may from time to time sell any combination of the securities offered in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement which contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Cedar’s Annual Report on Form 10-K for the year ended December 31, 2007.

2.	Cedar’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.

3.	Current Reports on Form 8-K filed June 17, 2008, September 4, 2008, September 19, 2008 and November 6, 2008 and Form 8-K/A filed February, 21, 2008.

4.	The description of Cedar’s common stock which is contained in Item 1 of our registration statement on Form 8-A, as amended, filed October 1, 2003 pursuant to Section 12 of the Exchange Act.

5.	The information contained in the section “Investment Policies and Policies With Respect to Certain Activities” contained in the Registration Statement on Form S-11 filed on August 20, 2003, as amended, SEC File Number: 333-108091.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Investor Relations
Cedar Shopping Centers, Inc.
44 South Bayles Avenue
Port Washington, NY 11050-3765
(516) 767-6492
http://www.cedarshoppingcenters.com

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Do not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

THE COMPANY

We were organized in 1984 and elected to be taxed as a real estate investment trust, or REIT, in 1986. We are a fully integrated, self-administered and self-managed real estate company. We focus primarily on the ownership, operation, development and redevelopment of supermarket-anchored shopping centers in nine mid-Atlantic and New England states. As of September 30, 2008, we owned 119 properties, aggregating approximately 12.0 million square feet of gross leasable area, or GLA.

We conduct our business through Cedar Shopping Centers Partnership, L.P., or the operating partnership, a Delaware limited partnership. As of September 30, 2008, we owned approximately a 95.7% interest in the operating partnership.

Our principal executive offices are located at 44 South Bayles Avenue, Port Washington, NY 11050-3765. Our telephone number is (516) 767-6492 and our website address is www.cedarshoppingcenters.com.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our periodic reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements in this prospectus and in documents incorporated by reference in this prospectus, see the section entitled “Risk Factors” in this prospectus, in any section entitled “Risk Factors” in supplements to this prospectus, and in the documents incorporated by reference into this prospectus. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this prospectus to reflect any change in expectations, change in information, new information, future events or other circumstances on which such information may have been based.

USE OF PROCEEDS

The net proceeds from the sale of the securities will be used for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional properties as suitable opportunities arise and the renovation, expansion and improvement of our existing properties. The applicable prospectus supplement will contain further details on the use of net proceeds.

DESCRIPTION OF PREFERRED STOCK

Authorized and Outstanding

The Company is authorized to issue 12,500,000 shares of preferred stock, $.01 par value per share. 3,550,000 shares of Series A Preferred Stock are issued and outstanding.

Series A Preferred Stock

The Series A Preferred Stock bears cumulative cash dividends at the rate of 8 7/8% per annum of the $25.00 per share liquidation preference (equal to $2.21875 per annum per share). The Series A Preferred Stock is redeemable at our option on and after July 28, 2009 at $25.00 per share, plus accrued and unpaid dividends. The Series A Preferred Stock has a liquidation preference of $25.00 per share, plus a premium of between 1% and 5% if liquidation occurs before July 28, 2009. The holders of Series A Preferred Stock generally do not have any voting rights; however, the affirmative vote of at least two-thirds is required to create capital shares ranking senior to the Series A Preferred Stock or to amend our Articles of Incorporation that materially and adversely affects their rights. The Series A Preferred Stock is listed on the NYSE under the symbol “CDR PrA.”

General

The statements below describing the preferred stock are in all respects subject to and qualified by reference to the applicable provisions of our Articles of Incorporation and Bylaws and any applicable articles supplementary to the Articles of Incorporation designating terms of a series of preferred stock.

The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Issuance of preferred stock could impede, delay, prevent or facilitate a merger, tender offer or change in our control. Although the Board of Directors is required to make a determination as to the best interests of our stockholders when issuing preferred stock, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in our best interests or in which stockholders might receive a premium for their shares over the then prevailing market price; provided, however, that preferred stock may not be used for anti-takeover purposes. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Our articles of incorporation contain the following restrictions in connection with the issuance of any preferred stock:

(1)	the preferred stock will not be used as, or in conjunction with, an anti-takeover defense (including potential mergers, in connection with an existing or future shareholder rights plan, or by designating terms, or issuing shares in transactions for the purposes of aiding management in defending against an unsolicited bid for control of the Company) unless approved by the shareholders at such time;

(2)	the preferred stock will not be issued to an individual or group for the purpose of creating a block of voting power to support management on controversial issues without receiving shareholder approval; and

(3)	if the preferred stock is to have voting rights, the shares will have the same voting rights as the common stock (including upon conversion).

Terms

Subject to the limitations prescribed by the Articles of Incorporation, the Board of Directors can fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. When issued, the preferred stock will be fully paid and nonassessable by us. The preferred stock will have no preemptive rights.

Reference is made to the prospectus supplement relating to the preferred stock offered thereby for specific terms, including:

(1)	the title and stated value of the preferred stock;

(2)	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

(3)	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

(4)	the date from which dividends on the preferred stock shall accumulate, if applicable;

(5)	the procedures for any auction and remarketing, if any, for the preferred stock;

(6)	the provision for a sinking fund, if any, for the preferred stock;

(7)	the provision for redemption, if applicable, of the preferred stock;

(8)	any listing of the preferred stock on any securities exchange;

(9)	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price, or the manner of calculation thereof;

(10)	whether interests in the preferred stock will be represented by depositary shares;

(11)	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

(12)	a discussion of federal income tax considerations applicable to the preferred stock;

(13)	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(14)	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(15)	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to be qualified as a REIT.

Rank

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or our winding up, rank:

(a)	senior to all classes or series of our common stock;

(b)	senior to all equity securities ranking junior to the preferred stock;

(c)	equal with all equity securities issued by us, if the terms of such securities specifically provide for equal treatment;

(d)	junior to all equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” excludes convertible debt securities.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when and if declared by our Board of Directors, out of assets legally available for payment, cash dividends at rates and on dates set forth in the applicable prospectus supplement. Each such dividend will be payable to holders of record as they appear on our share transfer books on the applicable record dates. Our Board of Directors will fix the record dates for dividend payments.

As provided in the applicable prospectus supplement, dividends on any series of the preferred stock may be cumulative or non-cumulative. Cumulative dividends will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are non-cumulative, then the holders of such series of the preferred stock will have no right to receive a dividend for the dividend period ending on such dividend payment date. We will have no obligation to pay the dividend accrued for such dividend period, whether or not dividends on such series are declared payable on any future dividend payment date.

If preferred stock of any series is outstanding, our Board of Directors will not declare, pay or set apart for payment dividends on any of our capital stock of any other series ranking, as to dividends, equally with or junior to the preferred stock outstanding for any period unless:

(a)	for preferred stock with cumulative dividends, we have declared and paid, or declared and set apart a sum sufficient to pay, full cumulative dividends on the preferred stock through the then current dividend period; and

(b)	for preferred stock lacking a cumulative dividend, we have declared and paid or declared and set aside a sum sufficient to pay full dividends for the then current dividend period.

When dividends are not paid in full, or when a sum sufficient for such full payment is not set apart, upon preferred stock of any series and the shares of any other series of preferred stock ranking equally as to dividends with the preferred stock of such series, all dividends declared upon preferred stock of such series and any other series of preferred stock ranking equally as to dividends with such preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of such series, which shall not include any accumulation of unpaid dividends for prior dividend periods if such preferred stock lacks a cumulative dividend, and such other series of preferred stock bear to each other. No interest, or sum of money instead of interest, shall be payable for any dividend payment or payments on preferred stock of such series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless we have paid dividends through the then current dividend period, including dividend payments in arrears if dividends are cumulative, for such series of preferred stock or unless our Board of Directors has declared such dividends and has set aside a sum sufficient for such payment, our Board of Directors shall not declare dividends, other than in shares of common stock or other capital shares ranking junior to the preferred stock of such series as to dividends and upon liquidation, or pay or set aside for payment or declare or make any other distribution upon the common stock, or any other of our capital shares ranking junior to or equally with the preferred stock of such series as to dividends or upon liquidation. Additionally, we shall not redeem, purchase or otherwise acquire for any consideration, or any moneys to be paid or made available for a sinking fund for the redemption of any such shares, any shares of common stock, or any other of our capital shares ranking junior to or equally with the preferred stock of such series as to dividends or upon liquidation. Notwithstanding the foregoing, we may convert such shares into or exchange such shares for other of our capital shares ranking junior to the preferred stock of such series as to dividends and upon liquidation.

Redemption

If the applicable prospectus supplement so provides, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement applicable to a series of preferred stock that is subject to mandatory redemption will specify:

(a)	the number of shares of such preferred stock that shall be redeemed by us in each year,

(b)	the year such redemption will commence,

(c)	the redemption price per share, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption,

(d)	whether the redemption price is payable in cash or property.

If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital shares, the terms of such preferred stock may provide that, if we have not issued capital shares or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically be converted into our capital shares pursuant to conversion provisions specified in the applicable prospectus supplement.

We cannot redeem, purchase or otherwise acquire shares of a series of preferred stock unless:

(a)	for preferred stock with cumulative dividends, we have declared and paid, or declared and set apart a sum sufficient to pay, full cumulative dividends on the preferred stock through the then current dividend period; and

(b)	for preferred stock lacking a cumulative dividend, we have declared and paid or declared and set aside a sum sufficient to pay full dividends for the then current dividend period.

The foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares to be redeemed. We may redeem the shares on a pro rata basis from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder with adjustments to avoid redemption of fractional shares, or by lot.

We will mail notice of redemption 30 to 60 days prior to the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

(a)	the redemption date;

(b)	the number of shares and series of the preferred stock to be redeemed;

(c)	the redemption price;

(d)	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

(e)	that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

(f)	the date upon which the holder’s conversion rights, if any, as to such shares shall terminate.

If we are to redeem fewer than all the shares of preferred stock of any series, the notice we mail to each holder of preferred stock shall specify the number of shares of preferred stock to be redeemed from each holder. If we have given notice of redemption of any preferred stock and if we have set aside, in trust for the benefit of the holders of any preferred stock called for redemption, the funds necessary for such redemption, then from and after the redemption date dividends will cease to accrue on the preferred stock to be redeemed. Additionally all rights of the holders of the redeemable shares will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all dividends accrued and unpaid on such series of preferred stock. Such preferred shareholders will receive these distributions before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital shares ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. If our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital shares ranking equally with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital shares shall share on a pro rata basis in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their rights and preferences and in each case according to their number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Whenever dividends on any shares of preferred stock are in arrears for six or more consecutive quarterly periods, the holders of such shares of preferred stock, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors at a special meeting called by the holders of record of ten percent (10%) of any series of preferred stock so in arrears or at the next annual meeting of stockholders, and at each subsequent annual meeting until (a) if such series of preferred stock has a cumulative dividend, we have paid or our Board of Directors has declared and set aside a sum sufficient for payment of all dividends accumulated on such shares of preferred stock for the past dividend periods and the then current dividend period or (b) if such series of preferred stock lacks a cumulative dividend, we have fully paid or our Board of Directors has declared and set aside a sum sufficient for payment of four consecutive quarterly dividends. In such case, two directors will be added to our Board of Directors.

Unless provided otherwise for any series of preferred stock, so long as any shares of preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting with such series voting separately as a class, (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our Articles of Incorporation or the designating amendment for such series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof. With respect to the occurrence of any of the events set forth in (b) above so long as the preferred stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of preferred stock. Additionally, any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of authorized shares of such series or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

The applicable prospectus supplement will set forth the terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred stock.

Shareholder Liability

Maryland law provides that no shareholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for such acts or obligations.

Restrictions on Ownership

To qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals as defined in the Code to include certain entities, during the last half of a taxable year. Therefore, the designating amendment for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Registrar and Transfer Agent

The applicable prospectus supplement will set forth the Registrar and Transfer Agent for the preferred stock. The Registrar and Transfer Agent for the Series A Preferred Stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by the depositary shares will be deposited under a separate deposit agreement between us, the depositary named therein and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each depositary receipt owner will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented thereby.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence the depositary shares. Immediately following our issuance and delivery of the preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Upon request, we will provide you with copies of the applicable form of deposit agreement and depositary receipt.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto. If the depositary determines that it is not feasible to make such distribution, the depositary may, with our approval, sell the property and distribute the net proceeds from such sale to the holders.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, the holders thereof will be entitled to delivery, to or upon such holders’ order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Thereafter, holders of such shares of preferred stock will not be entitled to receive depositary shares for the preferred stock. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

Provided we shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the redemption date, whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected as nearly as may be practicable without creating fractional depositary shares, pro rata, or by any other equitable method we determine.

From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled to receive upon such redemption upon surrender to the depositary of the depositary receipts representing the depositary shares.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares that represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. If the depositary does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares, it will abstain from voting the amount of preferred stock represented by such depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from the depositary’s negligence or willful misconduct.

Liquidation Preference

Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

Except with respect to certain conversions in order to be qualified as a REIT, the depositary shares are not convertible into our common stock or any other of our securities or property. Nevertheless, if the applicable prospectus supplement so specifies, the holders of the depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other shares of our preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion of the depositary shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the depositary will issue a new depositary receipt for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

By agreement, we and the depositary at any time can amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to holders of the related preferred stock will be effective only if the existing holders of at least two-thirds of the depositary shares have approved the amendment. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time an amendment becomes effective shall be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby.

Upon 30 days’ prior written notice to the depositary, we may terminate the deposit agreement if (a) such termination is necessary to be qualified as a REIT or (b) a majority of each series of preferred stock affected by such termination consents to such termination. Upon the termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts together with any other property held by the depositary with respect to the depositary receipt. If the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

The deposit agreement will automatically terminate if (a) all outstanding depositary shares shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (c) each share of the related preferred stock shall have been converted into our capital stock not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges. The holders will also pay the fees and expenses of the depositary for any duties, outside of those expressly provided for in the deposit agreement, the holders request to be performed.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We may at any time remove the depositary, any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of $50,000,000 or more.

Miscellaneous

The depositary will forward to holders of depositary receipts any reports and communications from us which are received by the depositary with respect to the related Preferred Stock.

We and the depositary will not be liable if either of us is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performing the duties thereunder in good faith and without negligence, in the case of any action or inaction in the voting of preferred stock represented by the depositary shares, gross negligence or willful misconduct. If satisfactory indemnity is furnished, we and the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented by depository receipts for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on our claims, requests or instructions.

DESCRIPTION OF COMMON STOCK

General

The Company’s authorized capital stock includes 150 million shares of common stock, $.06 par value per share. For each outstanding share of common stock held, the holder is entitled to one vote on all matters presented to stockholders for a vote. Cumulative voting is not permitted. Holders of the common stock do not have preemptive rights. At September 30, 2008, there were 44,488,703 shares of common stock outstanding.

All shares of common stock issued and sold will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of common stock if and when declared by our Board of Directors. Dividends will be paid out of funds legally available for dividend payment. We have paid quarterly dividends beginning with a dividend for the portion of the quarter from the closing of our public offering in October 2003.

Under Maryland law, stockholders are generally not liable for our debts or obligations. If we are liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.

Restrictions on Ownership

In order to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code, during the last half of a taxable year and the common stock must be beneficially owned by 100 or more persons during 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, our Articles of Incorporation contain a provision restricting the ownership or acquisition of shares of common stock.

Registrar and Transfer Agent

American Stock Transfer & Trust Company is the Registrar and Transfer Agent for the common stock.

DESCRIPTION OF WARRANTS

General

We may issue, together with other securities or separately, warrants to purchase our common stock or preferred stock. We will issue the warrants under warrant agreements to be entered into between us and a warrant agent, or as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Pursuant to this prospectus we also may issue warrants to underwriters or agents as additional compensation in connection with a distribution of our securities.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to those warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, which are contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

The prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock and the nature and amount of common stock, or the method of determining that amount;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. We will name, in the applicable prospectus supplement, any such underwriter or agent involved in the offer and sale of the securities.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

We will set forth in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

To the extent that we make sales to or through one or more of the named underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more of the named underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid are impossible to determine and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or dealers may agree to solicit offers to purchase, blocks of our common stock. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter or agent acts as principal pursuant to the terms of a distribution agreement, or if we offer to sell shares of our common stock through another broker-dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our common stock. We will describe any such activities in the prospectus supplement relating to the transaction. To the extent that any named broker dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such broker dealer or agent will not engage in any such stabilization transactions.

If the applicable prospectus supplement so indicates, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase securities from them at the public offering price set forth in such prospectus supplement pursuant to Delayed Delivery Contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such prospectus supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to Contracts shall be equal to, the respective amounts stated in the applicable prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (a) the purchase by an institution of the securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (b) if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by Contracts.

In the ordinary course of business, certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us.

LEGAL MATTERS

Stroock & Stroock & Lavan LLP of New York, New York will pass upon the validity of the issuance of the securities offered hereby for us.

EXPERTS

The consolidated financial statements of Cedar Shopping Centers, Inc. appearing in Cedar Shopping Centers, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Cedar Shopping Centers, Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You may inspect and copy any document that we file at the public reference rooms maintained by the SEC in Washington, D.C., New York, New York and Chicago, Illinois. Any documents we file may also be available at the SEC’s site on the World Wide Web located at http://www.sec.gov. For a fee you can obtain the documents by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement.

           Shares

CEDAR SHOPPING CENTERS, INC.

8 7/8% Series A Cumulative Redeemable Preferred Stock
(Liquidation Preference $25 Per Share)

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.